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                                                                    EXHIBIT 14.1

CODE OF ETHICS

NOTE: This policy shall be read in conjunction with and subject to the provisions of Policy No. One.

PREAMBLE

      The Code of Ethics reaffirms our basic policies of ethical conduct for all employees. The foundation of our Code consists of basic standards of conduct: (a) honesty and candor in our activities, including observance of the spirit, as well as the letter, of the law; (b) avoidance of conflicts or the appearance of conflicts between personal interests and the interests of the Corporation; (c) maintenance of our reputation and avoidance of activities which might reflect adversely on the Corporation; and (d) integrity in dealing with the Corporation's assets.

I.    HONESTY AND CANDOR AND OBSERVANCE OF LAWS

A.    PERSONAL BENEFITS

      No employee may accept gifts other than nominal, non-cash gifts or receive lavish entertainment from suppliers. An employee receiving any personal benefit shall immediately report it to the employee's Area Manager or Vice President, and, upon instructions from the Area Manager or Vice President, shall either return or dispose of the personal benefit accordingly. For purposes of this paragraph, the term "employee" shall include any of the following members of the family: spouse, minor children, other dependents, and parents, or any person or organization acting as agent or as a fiduciary for any of those named through which an employee or any one of those named may receive a personal benefit. "Personal benefit" shall mean any type of gift, gratuity, favor, service, loan, benefit, legacy, including cash, fee or compensation from any person or organization, including but not limited to a customer or supplier, seeking, or appearing to seek, to influence the employee in the performance of duties to the Corporation. Refer to the Corporate Policy, "Acceptance of Meals, Gifts, and Gratuities, from Suppliers," for further clarification and an explanation of exceptions to the policy.

B.    PERSONAL FEES AND COMMISSIONS

      No employee may accept personal fees or commissions in connection with any transactions on behalf of the Corporation.

C.    CANDOR AMONG EMPLOYEES AND IN DEALING WITH AUDITORS AND COUNSEL

      Senior management of the Corporation must be informed at all times of matters which might adversely affect the reputation of the Corporation. Concealment may be considered a signal that the Corporation's policies and rules can be ignored, and such conduct cannot
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      be tolerated. Accordingly, there shall be full communication with senior management. Moreover, complete candor is essential in dealing with the Corporation's independent and internal auditors and attorneys.

D.    COMPLIANCE WITH LAWS AND REGULATIONS

      The Corporation strives to be in strict compliance with all laws and regulations that are applicable to its business. Although laws and regulations may sometimes be ambiguous and difficult to interpret, as a good citizen, the Corporation emphasizes good faith efforts to follow the spirit and intent of the law. If there is any question about any law or regulations, employees should seek advice from the Legal Department of the Corporation.

E.    DISCOVERY OF VIOLATIONS OF THE CODE OF ETHICS

      Discovery of events of questionable or fraudulent or illegal nature or which are in violation of the Code of Ethics should be reported to the President of the Corporation. If such instances are identified with persons at the highest levels within the Corporation, the matter should be reported to the President and the Chairman of the Audit Committee of the Board of Directors.

F.    REPORTING COMPLIANCE WITH THE CODE OF ETHICS

      Each recipient of the Code of Ethics shall prepare a written acknowledgment periodically for submission to the Corporation, affirming a knowledge and understanding of the Code, and shall report any transactions or events where it might appear that the policy of the Code has not been observed.

II.   CONFLICTS OF INTEREST

A.    CONFLICTS OF INTEREST

      No employee may act on behalf of the Corporation in any transaction involving persons or organizations with whom the employee or the family of the employee has any significant connection or financial interest in any closely held enterprise; even a modest financial interest held by the employee should be viewed as significant. In addition, employees must be particularly careful to avoid representing the Corporation in any transaction with others with whom the employee has any business affiliation or relationship.

      Employees desiring to engage in business transactions with the Corporation must do so within the limits outlined in the Corporation's Employee Owned or Managed Business Policy.

B.    DEALING WITH SUPPLIERS

      Employees must award orders, contracts, and commitments to suppliers strictly on the basis of merit. Merit means on the basis of price, performance, and other normal business
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      factors relating to the product or service to be supplied.

      All transactions with employee owned or managed companies shall be conducted subject to the provisions of the Corporation's Employee Owned or Managed Business Policy.

III.  CONFIDENTIALITY AND THE REPUTATION OF THE CORPORATION

A.    CONFIDENTIALITY

      Employees are required to maintain the confidentiality of the trade secrets and proprietary information of the Corporation, both during their employment by the Corporation and after the termination of employment.

B.    PERSONAL INVESTMENTS

      Employees are free to invest in stocks and other securities at their discretion, but speculation, borrowing, and gambling in excess are not consistent with employment with the Corporation. Employees must never make changes in their personal investment portfolios on the basis of confidential information relating to the Corporation or its customers. In the situation in which confidential information with regard to the Corporation or its customer is finally made public, an employee should wait for a minimum of at least two business days before investing on the basis of such information to ensure the public dissemination of such information.

C.    CORPORATE HOSPITALITY TO PUBLIC OFFICIALS

      Acts of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity or the reputation of either the public official or the Corporation. When such hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

IV.   DEALING WITH THE ASSETS OF THE CORPORATION

A.    BRIBES AND PREFERENTIAL TREATMENT

      No bribes, kickbacks, or other similar remuneration or consideration shall be given to any person or organization in order to attract business or for any other reason whatsoever.

B.    POLITICAL AND CHARITABLE CONTRIBUTIONS

      No contributions of funds of the Corporation can be made unless they have been approved by the President. Contributions include charitable and political contributions of any kind made by the Corporation or by its employees either on behalf of the Corporation or for the benefit of the Corporation. Funds of the Corporation include petty cash, funds derived from reimbursement of travel or other expenses or any other sources of funds of the Corporation. Employees of the Corporation, as individuals not representing the Corporation, are not hereby precluded from making charitable or political contributions
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      with their own funds, which may, of course, include funds paid to them by the Corporation.

C.    GIFTS

      No cash gifts can be given to any person or organization. Non-cash gifts shall not exceed one hundred dollars ($100) in cost without approval of the President.

D.    PROPER ACCOUNTING

      The Corporation has established internal accounting controls and record keeping policies in order to meet both the requirements of law and the business requirements of the Corporation. Employees are expected to maintain and adhere to these controls and policies.

      The accounting records of the Corporation must be complete, accurate, and in reasonable detail. Such records include books of original entry and other financial information used for internal management decision-making and external reporting. The underlying transactions must be properly authorized and recorded on a timely basis in order to (1) permit preparation of financial statements in accordance with generally accepted accounting principles and (2) maintain accountability of assets. No fund or asset which is not fully and properly recorded on the Corporation's books is permitted. In addition, it is unlawful to falsify any book, record, or account which reflects transactions of the Corporation or dispositions of the Corporation's assets. Employees of the Corporation should be certain that all transactions with other persons are properly documented and recorded to avoid any possible allegation that the Corporation was assisting such persons in improperly recording or detailing the nature of the transactions involved.

V.    VIOLATIONS

      Employees are expected to act fairly and honestly in all transactions with the Corporation and with others to maintain the high ethical standards of the Corporation in accordance with this Code of Ethics. Violations of these rules of conduct constitute grounds for dismissal.

ATTACHMENTS

      Forms used in conjunction with this procedure:

EXA02.00 -- Acceptance of Meals, Gifts, and Gratuities, from Suppliers

FORM EXA01.00.1 -- CODE OF ETHICS ACKNOWLEDGMENT